Exhibit 23.4

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Verso Technologies Inc. of our report dated March 7, 2008, relating to the special-purpose financial statements of Network Infrastructure division of NMS Communications Corporation, which appears in the Current Report on Form 8-K/A of Verso Technologies Inc. dated March 7, 2008.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
April 15, 2008